Exhibit 10.1

September 5, 2005

Mr. Bob Rosing

21283 Maplewood Avenue

Rocky River, OH 44116

Dear Bob:

As discussed, this letter agreement and the accompanying Confidentiality, Proprietary Rights & Non-Solicitation Agreement (“Confidentiality Agreement”) have been prepared to replace your Employment Agreement with SIRVA, which expired May 3, 2005.

Pursuant to this letter agreement, SIRVA will pay to you severance pay equal to twelve months of your then current base salary if your employment with SIRVA and all affiliates is terminated by SIRVA “Without Cause” (as that term is defined in the Employment Agreement) and you sign a general release of claims in a form satisfactory to SIRVA.  To avoid duplication, this severance pay will be offset by the amount, if any, of severance payable to you under the terms of any other severance plan, policy, or program.  Notwithstanding the foregoing, no severance will be payable under this letter agreement if your employment terminates in connection with a sale, merger or other corporate transaction and, due to your receipt of an offer of comparable employment in connection with the transaction, you are not eligible for severance under any severance plan, policy, or program.

To be eligible for the enhanced severance described in this letter agreement, you must sign and return by October 12, 2005, both this letter agreement and the Confidentiality Agreement, and you must comply with the Confidentiality Agreement’s terms.

September 5, 2005

Todd W. Schorr

This letter agreement has been prepared in duplicate.  You should countersign and date both copies, as well as both copies of the accompanying Confidentiality Agreement, and then return one set of executed originals to my attention.  If you have any questions, please let me know.

Sincerely,

/s/ Todd W. Schorr
Todd W. Schorr
Senior Vice President
Human Resources

ACCEPTED AND AGREED:

/s/ Bob Rosing
Bob Rosing

October 12, 2005
Date